As filed with the Securities and Exchange Commission on July 23, 2013.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DIAMOND RESORTS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	46-1750895
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10600 West Charleston Boulevard

Las Vegas, Nevada 89135

(702) 684-8000

(Address of Principal Executive Offices) (Zip Code)

DIAMOND RESORTS INTERNATIONAL, INC. 2013 INCENTIVE COMPENSATION PLAN

(Full Title of the plan)

Howard S. Lanznar

Executive Vice President & Chief Administrative Officer

Diamond Resorts International, Inc.

10600 West Charleston Boulevard

Las Vegas, Nevada 89135

(702) 684-8000

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Mark D. Wood, Esq.

Katten Muchin Rosenman LLP

525 West Monroe Street, Suite 1900

Chicago, Illinois 60661-3693

(312) 902-5200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value	6,436,315 (2)	$14.00 (3)	$90,108,410	$12,291
Common Stock, $0.01 par value	3,300,775 (4)	$15.22 (5)	$50,237,795.50 (5)	$6,853
Total	9,737,090	—	$140,346,205.50	$19,144

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock of Diamond Resorts International, Inc. (the “Company”) that become issuable under the Diamond Resorts International, Inc. 2013 Incentive Compensation Plan (the “Plan”) set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Company’s common stock.
(2)	Represents the number of shares of the Company’s common stock issuable upon the exercise of stock options that have been granted prior to the date hereof under the Plan.
(3)	Computed in accordance with Rule 457(h) under the Securities Act, based upon the weighted average exercise price per share for stock options that have been granted prior to the date hereof under the Plan.
(4)	Represents the aggregate number of shares of the Company’s common stock that may be issued in connection with stock-based awards that may hereafter be granted under the Plan.
(5)	Estimated in accordance with Rule 457(h) under the Securities Act, solely for the purposes of calculating the registration fee based on the average of the high and low prices of the Company’s common stock reported on the New York Stock Exchange on July 19, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing information specified in this Part I (Plan Information and Company Information and Employee Plan Annual Information) will be sent or given to each participant in the Diamond Resorts International, Inc. 2013 Incentive Compensation Plan, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). This information has been omitted from this filing in accordance with the provisions of Rule 424 under the Securities Act and the introductory note to Part I of Form S-8. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Diamond Resorts International, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

1. The Company’s prospectus filed on July 19, 2013 pursuant to Rule 424(b) under the Securities Act relating to the Company’s Registration Statement on Form S-1, originally filed on June 14, 2013, as amended (File No. 333-189306), which contains the audited consolidated financial statements of Diamond Resorts Parent, LLC and Subsidiaries as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012; the audited consolidated financial statements of Pacific Monarch Resorts, Inc. (Debtor-in-Possession) as of December 31, 2011 and 2010 and for each of the two years in the period ended December 31, 2011; the audited combined financial statements of Resort Services Group, LLC, Monarch Grand Vacations Management, LLC, Monarch Owner Services, LLC, and Monarch Owner Services, Inc. as of December 31, 2012 and 2011 and for each of the two years in the period ended December 31, 2012 and the audited consolidated financial statements of Island One, Inc. and subsidiaries as of December 31, 2012 and 2011, and for the year ended December 31, 2012 and for the period from date operations commenced (May 27, 2011) through December 31, 2011;

2. The description of the Company’s Common Stock contained in a registration statement on Form 8-A filed on June 14, 2013 (File No. 001-35967) pursuant to Section 12(b) of the Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description; and

3. All other reports and documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the shares of common stock registered hereunder will be passed upon for the Company by its counsel, Katten Muchin Rosenman LLP, Chicago, Illinois. Howard S. Lanznar, a partner of Katten Muchin Rosenman LLP, is the Executive Vice President and Chief Administrative Officer of the Company. Additionally, Richard M. Daley, who has agreed to serve as a member of the Company’s Board of Directors upon the consummation of the Company’s initial public offering, is Of Counsel at Katten Muchin Rosenman LLP. See “Management,” “Executive Compensation,” “Principal and Selling Stockholders” and “Certain Relationships and Related Party Transactions” in the Company’s prospectus filed on July 19, 2013 pursuant to Rule 424(b) under the Securities Act relating to the Company’s Registration Statement on Form S-1 (File No. 333-189306), originally filed on June 14, 2013, as amended, which prospectus is incorporated by reference herein.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Company’s amended and restated bylaws provide for indemnification by the Company of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

The Company has entered into indemnification agreements with each of its current directors and executive officers. These agreements require the Company to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company also intends to enter into indemnification agreements with its future directors and executive officers.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s amended and restated certificate of incorporation provides for such limitation of liability.

The Company maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to the Company with respect to payments which may be made by the Company to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

The proposed form of underwriting agreement filed as Exhibit 1.1 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333-189306), filed on July 9, 2013, provides for indemnification of directors and officers of the Company by the underwriters against certain liabilities.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit	Description	Incorporated By Reference To:

4.1	Specimen stock certificate representing the common stock of Diamond Resorts International, Inc.	Exhibit 4.1 to Amendment No. 1 to the Company’s Registration Statement on Form S-1, Registration No. 333-189306, filed July 9, 2013.

4.2	Amended and Restated Certificate of Incorporation of Diamond Resorts International, Inc., a Delaware corporation	Exhibit 3.1 to Amendment No. 1 to the Company’s Registration Statement on Form S-1, Registration No. 333-189306, filed July 9, 2013.

4.3	Amended and Restated Bylaws of Diamond Resorts International, Inc., a Delaware corporation	Exhibit 3.2 to the Company’s Registration Statement on Form S-1, Registration No. 333-189306, filed June 14, 2013.

4.4	Diamond Resorts International, Inc. 2013 Incentive Compensation Plan	Exhibit 10.48 to Amendment No. 1 to the Company’s Registration Statement on Form S-1, Registration No. 333-189306, filed July 9, 2013.

4.5	Form of Stock Option Award Agreement	Exhibit 10.49 to Amendment No. 1 to the Company’s Registration Statement on Form S-1, Registration No. 333-189306, filed July 9, 2013.

4.6	Form of Restricted Stock Award Agreement	Exhibit 10.50 to Amendment No. 1 to the Company’s Registration Statement on Form S-1, Registration No. 333-189306, filed July 9, 2013.

5.1	Opinion of Katten Muchin Rosenman LLP with respect to the legality of securities*

23.1	Consent of BDO USA, LLP*

23.2	Consent of Cross, Fernandez & Riley, LLP (with respect to the financial statements of Island One, Inc. and its subsidiaries)*

23.3	Consent of Katten Muchin Rosenman LLP (included in Exhibit 5.1)*

24.1	Power of Attorney (included in the signature pages hereto)*

*	Filed herewith

Item 9.	Undertakings

The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs 1(i) and 1(ii) shall not apply if the information required to be included in a post-effective amendment by such paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities to be offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment to the registration statement any of the securities being registered which remain unsold at the termination of the offering.

The Company hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 23rd day of July, 2013.

DIAMOND RESORTS INTERNATIONAL, INC.

By:	/S/ DAVID F. PALMER
David F. Palmer
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints David F. Palmer, C. Alan Bentley and Howard S. Lanznar, and each of them severally, acting alone and without the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution, to sign on his or her behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Titles	Date
/s/ DAVID F. PALMER	President and Chief Executive Officer	July 23, 2013
David F. Palmer	and Director (principal executive officer)

/s/ C. ALAN BENTLEY	Executive Vice President and Chief	July 23, 2013
C. Alan Bentley	Financial Officer (principal financial officer)

/s/ LISA M. GANN	Chief Accounting Officer (principal	July 23, 2013
Lisa M. Gann	accounting officer)

/s/ STEPHEN J. CLOOBECK	Director and Chairman of the Board of	July 23, 2013
Stephen J. Cloobeck	Directors

/s/ LOWELL D. KRAFF	Director and Vice Chairman of the Board	July 23, 2013
Lowell D. Kraff	of Directors

/s/ B. SCOTT MINERD	Director	July 23, 2013
B. Scott Minerd

/s/ ZACHARY WARREN	Director	July 23, 2013
Zachary Warren

INDEX TO EXHIBITS

Exhibit	Description

4.1	Specimen stock certificate representing the common stock of Diamond Resorts International, Inc.

4.2	Amended and Restated Certificate of Incorporation of Diamond Resorts International, Inc., a Delaware corporation

4.3	Amended and Restated Bylaws of Diamond Resorts International, Inc., a Delaware corporation

4.4	Diamond Resorts International, Inc. 2013 Incentive Compensation Plan

4.5	Form of Stock Option Award Agreement

4.6	Form of Restricted Stock Award Agreement

5.1	Opinion of Katten Muchin Rosenman LLP with respect to the legality of securities*

23.1	Consent of BDO USA, LLP*

23.2	Consent of Cross, Fernandez & Riley, LLP (with respect to the financial statements of Island One, Inc. and its subsidiaries)*

23.3	Consent of Katten Muchin Rosenman LLP (included in Exhibit 5.1)*

24.1	Power of Attorney (included in the signature pages hereto)*

*	Filed herewith